Exhibit 99.1

THE CHILDREN’S PLACE REPORTS FOURTH QUARTER AND FISCAL 2014 RESULTS

Delivers Q4 Adjusted Earnings per Share Above Guidance

Reports Positive Comparable Retail Sales for Q4 and Fiscal 2014

Issues Guidance for First Quarter and Fiscal 2015

Updates Plan on Store Fleet Optimization Initiative

Increases Quarterly Dividend by 13% to $0.15 per Share

Secaucus, New Jersey – March 12, 2015 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the thirteen weeks ended January 31, 2015.

“The Children’s Place delivered fourth quarter adjusted EPS of $0.94 and an increase in comparable retail sales of 3.7%, which was driven by an increase in transactions and average transaction value. Our performance was consistent across product categories and regions during the quarter,” commented Jane Elfers, President and Chief Executive Officer.

Ms. Elfers continued, “In fiscal 2014 we delivered positive comparable retail sales with improved momentum through the year, made significant progress on our growth initiatives and further strengthened our management team. Our solid financial results were driven by an enhanced merchandise assortment that resonated with our customers, disciplined expense management and strong inventory controls. In addition, we generated $161 million in operating cash flow and returned $86 million to shareholders through our share repurchase and dividend programs.”

Elfers concluded, “Looking ahead to 2015, we are optimistic about our brand’s potential. Our merchandise assortments are compelling and our fundamentals are strong. We expect to begin to see results from our investments in seamless retail and state of the art planning and allocation systems in the back half of this year. We also announced today that we are expanding our capital return program with a 13 percent increase in our quarterly dividend to $0.15 per share. This dividend increase and our share repurchase program reflect our continued confidence in our ability to execute on our growth strategies and our ongoing commitment to return excess capital to our shareholders.”

Fourth Quarter 2014 Results

Net sales were $479.2 million in the fourth quarter of 2014. The quarter included the negative impact of approximately $4.6 million from currency exchange rate fluctuations. This compares to net sales of $467.5 million for the fourth quarter of 2013. Comparable retail sales increased 3.7% for the fourth quarter 2014.

Net income was $17.0 million, or $0.79 per diluted share, in the fourth quarter of 2014, compared to net income of $15.7 million, or $0.69 per diluted share, the previous year. Adjusted net income was $20.2 million, or $0.94 per diluted share, compared to $21.8 million, or $0.96 per diluted share, in the fourth quarter last year.

Gross profit in the fourth quarter of 2014 was $164.8 million, compared to $164.3 million in the fourth quarter of 2013. Adjusted gross profit was $164.4 million this year, compared to $166.1 million last year, and declined 120 basis points to 34.3% of sales primarily as a result of merchandise margin deleverage.

Selling, general and administrative expenses were $123.7 million compared to $118.7 million in the fourth quarter of 2013. Adjusted SG&A was $120.1 million compared to adjusted SG&A of $118.8 million in the fourth quarter last year; $1.3 million higher than the prior year period, and leveraged 30 basis points to 25.1% of sales.

Operating income was $20.7 million, compared to $21.9 million in the fourth quarter of 2013. Adjusted operating income in the fourth quarter of 2014 was $28.8 million compared to adjusted operating income of $31.3 million in the fourth quarter last year, and de-leveraged 70 basis points to 6.0% of sales.

During the fourth quarter, the Company recorded charges of $8.1 million for unusual items, which primarily consisted of asset impairment charges as a result of the Company’s fleet optimization initiative and severance associated with corporate restructuring.

Adjusted net income, adjusted gross profit, adjusted SG&A, and adjusted operating income are non-GAAP measures, and are not intended to replace GAAP financial information. The Company believes the excluded items are not indicative of the performance of its core business and that by providing this supplemental disclosure to investors it will facilitate comparisons of its past and present performance. A reconciliation to GAAP financial information is provided at the end of this release.

Store Openings and Closures

Consistent with our store fleet optimization initiative, the Company opened one store and closed 21 during the fourth quarter of 2014. The Company ended the year with 1,097 stores and square footage of 5.129 million, a decrease of 1.5% compared to the prior year. The Company’s international franchise partners opened 5 stores in the fourth quarter, and the Company ended the year with 72 international franchise stores open.

Fiscal 2014 Results

Net sales declined 0.3% to $1,761.3 million for fiscal 2014, compared to $1,765.8 million for the prior year. Comparable retail sales increased 0.4%. Year to date sales include the negative impact of approximately $14.7 million from currency exchange rate fluctuations.

Net income for fiscal 2014 was $56.9 million, or $2.59 per diluted share, compared to net income of $53.0 million, or $2.32 per diluted share in the prior year period. Adjusted net income was $66.9 million, or $3.05 per diluted share, compared to $74.4 million, or $3.26 per diluted share in the prior year period.

Gross profit decreased 5.1% to $622.3 million, compared to $655.5 million in the prior year period. Adjusted gross profit was $622.2 million and deleveraged 200 basis points compared to adjusted gross profit of $658.4 million for the same period in fiscal 2013.

Selling, general and administrative expenses decreased 3.1% to $470.7 million, compared to $485.7 million in the prior year period. Adjusted SG&A decreased 4.3% to $462.6 million, compared to $483.2 million last year, and leveraged 110 basis points compared to the prior year period.

Operating income was $80.0 million, compared to operating income of $76.3 million in 2013. Adjusted operating income was $99.1 million, compared to $110.4 million the previous year and de-leveraged 70 basis points to 5.6% of sales.

Capital Return Program

During the fourth quarter of 2014, the Company repurchased 293,013 shares for approximately $16.1 million. At the end of fiscal 2014, $39.9 million of the $100 million share repurchase program authorized in March 2014 remained available for future share repurchases. On January 7, 2015, the Company’s Board of Directors authorized a new $100 million share repurchase authorization.

Additionally, the Company’s Board of Directors increased the quarterly dividend by 13% from $0.1325 per share to $0.15 per share, payable on April 30, 2015 to shareholders of record at the close of business on April 9, 2015.

Outlook

The Company is providing initial guidance for the first quarter and full year 2015. We expect the weakness in the Canadian dollar to have a negative impact on our 2015 results, as outlined below.

For fiscal 2015, the Company expects adjusted net income per diluted share will be in the range of $3.15 to $3.30, inclusive of a $0.15 negative impact from foreign exchange. This compares to adjusted net income per diluted share of $3.05 in fiscal 2014. This guidance assumes a flat to positive 1% increase in comparable retail sales for the year.

The Company expects adjusted net income per diluted share in the first quarter of 2015 will be between $0.60 and $0.65, inclusive of an estimated $0.01 negative impact from foreign exchange. This compares to adjusted net income per diluted share of $0.68 in the first quarter of 2014. This guidance assumes a flat to negative 2% decrease in comparable retail sales.

The Company is updating its targeted level of store closures pursuant to its store fleet optimization initiative. The Company now expects to close a total of approximately 200 stores through 2017, including the 76 stores closed in 2013 and 2014, an increase from the previous target of 125 store closures in the period from 2013 to 2016.

Conference Call Information

The Children’s Place will host a conference call to discuss its fourth quarter 2014 results today at 8:00 a.m. Eastern Time. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of January 31, 2015, the Company operated 1,097 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 72 international stores open and operated by its franchise partners.

Forward Looking Statements

This press release (and the above referenced call) may contain certain forward-looking statements regarding future circumstances, including statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended February 1, 2014. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the weakness in the economy that continues to affect the Company’s target customer, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release (or on the above referenced call) does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact: Robert Vill, Group Vice President, Finance, (201) 453-6693

(Tables Follow)

THE CHILDREN’S PLACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Fourth Quarter Ended		Year-to-Date Ended
	January 31,	February 1,	January 31,	February 1,
	2015	2014	2015	2014
Net sales	$479,243	$467,497	$1,761,324	$1,765,789
Cost of sales	314,433	303,187	1,139,024	1,110,268
Gross profit	164,810	164,310	622,300	655,521
Selling, general and administrative expenses	123,735	118,716	470,686	485,653
Asset impairment charges	4,794	7,867	11,145	29,633
Other costs (income)	85	(144)	(68)	(906)
Depreciation and amortization	15,542	15,968	60,494	64,858
Operating income	20,654	21,903	80,043	76,283
Interest income (expense), net	(45)	123	(168)	265
Income before taxes	20,609	22,026	79,875	76,548
Provision for income taxes	3,572	6,375	22,987	23,522
Net income	$17,037	$15,651	$56,888	$53,026

Earnings per common share
Basic	$0.80	$0.70	$2.62	$2.35
Diluted	$0.79	$0.69	$2.59	$2.32

Weighted average common shares outstanding
Basic	21,195	22,253	21,681	22,537
Diluted	21,512	22,652	21,924	22,835

THE CHILDREN’S PLACE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP
(In thousands, except per share amounts)
(Unaudited)

	Fourth Quarter Ended		Year-to-Date Ended
	January 31,	February 1,	January 31,	February 1,
	2015	2014	2015	2014

Net income	$17,037	$15,651	$56,888	$53,026

Non-GAAP adjustments:
Store disposition	5,429	9,842	12,041	23,716
Restructuring costs	2,604	-	7,085	1,237
DC exit costs (income)	85	(144)	(68)	(906)
IT Impairment and Costs	-	-	-	10,323
Legal Settlement	-	(267)	-	(267)
Aggregate impact of Non-GAAP adjustments	8,118	9,431	19,058	34,103
Income tax effect (1)	(3,190)	(3,325)	(7,302)	(12,774)
International tax structure (2)	(1,793)	-	(1,793)	-
Net impact of Non-GAAP adjustments	3,135	6,106	9,963	21,329

Adjusted net income	$20,172	$21,757	$66,851	$74,355

GAAP net income per common share	$0.79	$0.69	$2.59	$2.32

Adjusted net income per common share	$0.94	$0.96	$3.05	$3.26

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.
(2) Prior year tax benefit related to the allocation of certain foreign income.

Operating income	$20,654	$21,903	$80,043	$76,283

Non-GAAP adjustments:
Store disposition	5,429	9,842	12,041	23,716
Restructuring costs	2,604	-	7,085	1,237
DC exit costs (income)	85	(144)	(68)	(906)
IT Impairment and Costs	-	-	-	10,323
Legal Settlement	-	(267)	-	(267)
Aggregate impact of Non-GAAP adjustments	8,118	9,431	19,058	34,103

Adjusted operating income	$28,772	$31,334	$99,101	$110,386

THE CHILDREN’S PLACE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP
(In thousands, except per share amounts)
(Unaudited)

	Fourth Quarter Ended		Year-to-Date Ended
	January 31,	February 1,	January 31,	February 1,
	2015	2014	2015	2014

Gross Profit	$164,810	$164,310	$622,300	$655,521

Non-GAAP adjustments:
Store disposition	440	1,816	701	2,920
Restructuring costs	(821)	-	(821)	-
Aggregate impact of Non-GAAP adjustments	(381)	1,816	(120)	2,920

Adjusted Gross Profit	$164,429	$166,126	$622,180	$658,441

Selling, general and administrative expenses	$123,735	$118,716	$470,686	$485,653

Non-GAAP adjustments:
Store disposition	(195)	(159)	(195)	(276)
Restructuring costs	(3,425)	-	(7,906)	(1,190)
IT Costs	-	-	-	(1,210)
Legal Settlement	-	267	-	267
Aggregate impact of Non-GAAP adjustments	(3,620)	108	(8,101)	(2,409)

Adjusted Selling, general and administrative expenses	$120,115	$118,824	$462,585	$483,244

THE CHILDREN’S PLACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 31,	February 1,
	2015	2014(1)
Assets:
Cash and cash equivalents	$173,291	$173,997
Short-term investments	52,000	62,500
Accounts receivable	31,928	25,960
Inventories	297,631	322,422
Other current assets	54,429	44,441
Total current assets	609,279	629,320

Property and equipment, net	310,301	312,149
Other assets, net	39,038	49,161
Total assets	$958,618	$990,630

Liabilities and Stockholders' Equity:
Accounts payable	$155,323	$150,652
Accrued expenses and other current liabilities	119,144	120,697
Total current liabilities	274,467	271,349

Other liabilities	95,033	102,503
Total liabilities	369,500	373,852

Stockholders' equity	589,118	616,778

Total liabilities and stockholders' equity	$958,618	$990,630

(1)	Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2014.

THE CHILDREN’S PLACE, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands)
(Unaudited)

	52 Weeks Ended
	January 31,	February 1,
	2015	2014

Net income	$56,888	$53,026
Non-cash adjustments	88,089	106,830
Working Capital	16,433	13,614
Net cash provided by operating activities	161,410	173,470

Net cash used in investing activities	(61,707)	(119,700)

Net cash used in financing activities	(87,603)	(64,140)

Effect of exchange rate changes on cash	(12,806)	(9,761)

Net decrease in cash and cash equivalents	(706)	(20,131)

Cash and cash equivalents, beginning of period	173,997	194,128

Cash and cash equivalents, end of period	$173,291	$173,997

###